Exhibit 10.2

EMPLOYMENT AGREEMENT

This AGREEMENT is made as of the 15th day of June, 2015, by and between Cellectar Biosciences, Inc., a Delaware corporation, with its principal offices in Madison, Wisconsin (the “Company”), and James Caruso of Lauderdale By The Sea, Florida (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive desire to set forth the terms and conditions on which, from and after the Effective Date, (i) the Company shall employ the Executive, (ii) the Executive shall render services to the Company, and (iii) the Company shall compensate the Executive for such services;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Employment.

1.1. Term of Employment. This Agreement shall be effective on June 15, 2015 or such other date as the Company and the Executive shall mutually agree in writing (the “Effective Date”), and employment hereunder shall be at will. Notwithstanding the foregoing, the term of employment (the “Term”) shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein.

1.2. Title and Responsibilities. The Executive shall serve the Company as President and Chief Executive Officer. In addition, on the Effective Date the Executive will be elected as a Director of the Company. In such positions, the Executive shall have the duties, responsibilities and authorities as determined and designated from time to time by the board of directors, including, without limitation, management authority with respect to, and responsibility for, the overall day-to-day business and affairs of the Company. The Executive shall serve under the direction and supervision of, and report to, the board of directors. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would result in noncompliance with or violation of any applicable law or regulation.

2. Compensation and Benefits. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

2.1. Salary. For all services rendered by the Executive to the Company, the Executive shall be entitled to receive a base salary at the rate of $375,000 per year beginning on the Effective Date. The Executive’s base salary shall be reviewed annually by the compensation committee of the board of directors, with the first review no later than the first anniversary of the Effective Date, and shall be subject to increase from time to time as approved by the compensation committee of the board of directors. In addition, if the compensation committee of the board of directors increases the Executive’s annual base salary, such increased annual base salary shall become a floor below which such annual base salary shall not fall without the Executive’s written consent. Executive’s salary shall be payable in periodic installments in accordance with the Company’s usual practice for its senior executives, but no less frequently than monthly.

2.2. Bonus. The Executive shall be eligible to receive an annual bonus at the discretion of the compensation committee of the board of directors based on the Executive’s performance. The Executive’s target bonus shall be up to fifty percent (50%) of the Executive’s base salary.

2.3. Equity Awards. The Company shall grant to the Executive an inducement option to purchase up to 375,000 shares of the Common Stock, representing approximately five percent (5%) of the outstanding stock of the Company (the “Option”). The exercise price per share shall be equal to the closing market price on the date of grant. The option shall vest in four equal annual installments beginning on the first anniversary of the date of grant. The option shall be evidenced by an option agreement in substantially the form attached hereto as Exhibit B (the “Option Agreement”). The Executive shall be eligible to receive periodic future stock option grants at the discretion of the board of directors.

2.4. Regular Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, and other benefit plans from time to time in effect for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the board of directors or any administrative or other committee provided for in or contemplated by such plan.

2.5. Relocation Expenses. The Company shall reimburse the Executive for reasonable moving and relocation expenses, not to exceed $100,000, in connection with the Executive’s relocation to Madison, Wisconsin.

2.6. Business Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company. In no event shall any reimbursement be made later than the last day of the year following the year in which the expenses were incurred.

2.7. Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year, to be taken at such times and intervals as shall be determined by the Executive consistent with his responsibilities.

3. Service.

3.1. Extent of Service. The Executive shall, subject to the direction and supervision of the board of directors, devote his full time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing the Executive from:

(a) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

(b) serving on the board of directors of any other company, provided that he obtains the prior approval of a majority of the board of directors to serve on more than one other board and shall not be required to render any material services with respect to the operations or affairs of any such company; or

(c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

4. Termination by the Company.

4.1. Termination by Company for Cause. The Executive’s employment hereunder may be terminated by the Company, without further liability on the part of the Company, effective immediately, by the board of directors for Cause (as such term is defined in Section 4.2) by written notice to the Executive setting forth in reasonable detail the nature of such Cause.

4.2. Definition of Cause. For purposes of this agreement, “Cause” shall mean:

(a) Executive’s dishonesty relating to the Company or its assets (including, without limitation, theft or embezzlement of Company funds or assets);

(b) A material misstatement or misrepresentation by Executive to the Company with respect to his educational and professional background and experience;

(c) Executive’s commission of any action with the intent to injure the Company, its business or its assets;

(d) Executive is indicted for any felony, or for any misdemeanor which may interfere with the performance of his duties or responsibilities under this Agreement;

(e) Executive violates any material directive, policy, standard or instruction of the Board with respect to the operation of the Company’s business;

(f) Executive fails to obey any direction of the Board which is not illegal;

(g) Executive’s willful noncompliance in any material respect with any laws or regulations, foreign or domestic, in the operation of the Company’s business;

(h) Executive’s material breach of any of his obligations pursuant to this Agreement or any fiduciary duty arising under law;

(i) Executive’s gross negligence or willful misconduct with respect to the business affairs of the Company or with respect to performing his duties or responsibilities under this agreement (other than on account of a medically determinable disability which renders the Executive incapable of performing such services); or

(j) Executive’s unlawful use of alcohol or controlled substances or other drugs.

4.3. Termination Procedure. With respect to the circumstances described in clauses (e) through (i) of Section 4.2, a termination by reason of any such circumstances shall be deemed to be for Cause only if such circumstances are not cured by the Executive in all material respects within 30 days following written notice thereof to the Executive, which notice shall identify in reasonable detail the facts that lead the Company to believe that such circumstances exist and shall give Executive an opportunity to response; provided, however, that Executive shall be entitled to only one notice and one cure period with respect to each alleged breach. In each case, in determining Cause, the alleged acts or omissions of the Executive shall be measured against standards prevailing in the industry generally and the ultimate existence of Cause must be confirmed by a majority of the board of directors (excluding the Executive) at a meeting prior to any termination therefor. In the event of such a confirmation, the Company shall notify the Executive that the Company intends to terminate the Executive’s employment for Cause under this Section 4 (the “Confirmation Notice”).

4.4. Termination of Obligations. In the event of termination pursuant to Section 4.1, all obligations of the Company under this Agreement, other than the Company’s obligations under the provisions of COBRA, shall terminate as of the date specified in the Confirmation Notice, but vested rights of the parties hereunder as of such date shall not be affected.

4.5. Termination by the Company Without Cause. The Executive’s employment with the Company may be terminated without cause by a majority of the board of directors on five (5) business days prior written notice to the Executive (or, in lieu of such notice, the Executive’s base salary for one week), provided, however, that the Company shall have the obligation upon any such termination to make the payments to the Executive provided for under Section 6 of this Agreement.

5. Termination by the Executive

5.1. Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment hereunder for Good Reason (as defined in Section 5.3), provided that (i) within 30 days of the first occurrence of one or more of the events listed in Section 5.3 below the Executive delivers to the board of directors written notice of his intention to terminate employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to such right, (ii) the Company shall have 30 days after receipt of such notice to cure such circumstances, and (iii) failing a cure, the Executive terminates employment within 10 days after the expiration of the 30 day period set forth in clause (ii).

Upon any such termination, the Executive shall be entitled to receive the benefits set forth in Section 6.

5.2. Other Voluntary Termination by the Executive. The Executive may effect, upon thirty (30) days prior written notice to the Company, which notice may be waived by the Company, a Voluntary Termination of his employment hereunder. A “Voluntary Termination” shall mean a termination of employment by the Executive on his own initiative other than a termination for Good Reason. If the Executive’s employment is so terminated due to Voluntary Termination, the Executive shall be entitled to his base salary up to the date of termination. Provision of medical benefits shall be in accordance with the provisions of COBRA.

5.3. Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following:

(a) the failure of the board of directors to elect the Executive to the offices of President and Chief Executive Officer, or to continue the Executive in such offices;

(b) the failure by the stockholders of the Company to continue to elect the Executive to the board of directors;

(c) the failure by the Company to pay compensation as provided for in Sections 2.1, 2.2, 2.3 or 2.4, except for across the board cuts applicable to all officers of the Company on an equal percentage basis; provided that such reduction is approved by the board of directors;

(d) there occurs any reduction of base salary or material reduction in other benefits or any material change by the Company to the Executive’s function, duties, authority, or responsibilities in effect on the date hereof or as set forth in this Agreement, which change would cause the Executive’s position with the Company to become one of lesser responsibility, importance, or scope from the position and attributes thereof in effect on the date hereof or as set forth in this Agreement (and any such material change shall be deemed a continuing breach of this Agreement); and

(e) a material breach by the Company of any of the other provisions of this Agreement.

5.4. Change of Control. For purposes of this Agreement, the term “Change of Control” means (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation, or (iii) a change, without the approval of the board of directors, in the composition of the board of directors such that directors who were serving as of the date of this Agreement cease to constitute a majority of the board of directors.

6. Certain Termination Benefits. In the event of termination pursuant to Section 4.5 or Section 5.1, the Executive shall be entitled to certain benefits (the “Termination Benefits”), subject to the following provisions:

6.1. Benefits. The Termination Benefits are:

(a) Payment of Salary. For a period of six (6) months following the date of the Executive’s termination, the Executive shall continue to receive the installments of base salary set forth in Section 2.1 payable when and as if the Executive had continued to be employed by the Company.

(b) Option Acceleration and Exercise. Contingent upon the Executive’s execution and delivery of the release discussed below, in the event of a termination pursuant to Sections 4.5 or 5.1, the Option shall be vested as to such number of additional shares of Common Stock as if the Executive had been employed for a period ending on the first anniversary of termination. In the event of such termination within twelve (12) months of Change of Control, one hundred percent (100%) of the Executive’s unvested Option shall vest. In either instance the Option shall remain exercisable for a period ending on the first anniversary of termination.

(c) Benefit Continuation. For the six (6) month period subsequent to the date of termination, provided that the Executive has elected COBRA coverage, the Company shall pay the portion of the Executive’s medical insurance COBRA premium equal to the medical insurance premium paid by the Company for the Executive prior to the date of termination, provided however that the Company in its sole discretion may elect to make a lump sum cash payment equal to the aggregate of such premiums in lieu of paying the premiums.

6.2. Release and Procedure. The Company’s obligation to make payments pursuant to this Section 6 shall be conditioned upon the Executive’s execution of a release in favor of the Company and its affiliates in the form attached hereto as Exhibit A (which the Company agrees to execute and deliver simultaneously), subject to the following provisions.

(a)     The Company will deliver the release to the Executive for execution no later than eight days after the Executive’s termination of employment.

(b)     The Executive must execute and deliver the release within 21 days after receipt thereof.

(c)     If the Executive has revocation rights, he shall exercise such rights, if at all, not later than seven days after executing the release.

Subject to the execution and effectiveness of such release, any payments that, pursuant to this Section 6, would otherwise be payable within the 46 day period commencing on termination of employment shall be paid in a lump sum within 10 days after execution of the release; provided that, if the 46 day period begins in one calendar year and ends in the subsequent calendar year, the payment shall be made in the subsequent calendar year.

(d)     The failure of the Executive to provide the release within the time periods specified above will relieve the Company of its obligations to make the payments and accelerate the options covered in Section 6.1.

7. Death, Disability. The Executive’s employment shall terminate immediately upon the death or Disability of the Executive. “Disability” means Executive’s failure by reason of sickness, accident or physical or mental disability to substantially perform the duties and responsibilities of his employment with the Company for a period of ninety (90) consecutive days. In the event of termination under this Section 7, the Executive or his estate shall receive the Executive’s Pre-Termination Compensation as defined in Section 6.1, and fifty percent (50%) of the Executive’s unvested options shall vest and all vested options held by the Executive shall remain exercisable for a period ending of the first anniversary of termination.

8. Applicability of Section 280G of the Code.

8.1. Limitation of Benefit. In the event that any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”, and such change, a “280G Change in Control”), that is made or provided, or to be made or provided, by the Company (or any successors thereto or affiliates thereof) to the Executive, whether pursuant to the terms of this Agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax.

8.2. Determination. A determination as to whether any reduction in the Executive’s Parachute Payments is required and if so, as to the amount of reduction so required, shall be made by no later than 30 days after the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determination, and the assumptions to be utilized in arriving at such determination, shall be made reasonably and in good faith by the Company.

8.3. Order of Reductions. Any reduction in the Parachute Payments required to be made shall be made first with respect to Parachute Payments payable in cash before being made in respect of any Parachute Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.

8.4. Scope. For the avoidance of doubt, the provisions of this Section 8 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other plan, agreement, or arrangement of the Company under which the Executive may receive Parachute Payments, and shall supersede any contrary language in such plan, agreement, or arrangement.

9. Confidential Information. Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its technical and business affairs (the “Confidential Information”) which may become known to Executive in connection with Executive’s employment by the Company.

9.1. Executive acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to Executive or the Company. By way of illustration, but not limitation, Confidential Information may include inventions, trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to Executive by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including patent applications, research data and observations, computer programs in object and/or source code, technical specifications, notebooks, supplier and customer lists, internal financial data and other documents and records of the Company. Confidential Information also shall include all documents, records and other tangible items of any kind in which Confidential Information is stored, maintained or recorded or from which Confidential Information may be readily ascertained or derived (whether in the form of documents, correspondence, memoranda, books, records, files, notes, plans, reports, programs, drawings, sketches, designs, graphics, photographs, prints, mats, films, negatives, recordings, magnetic media, software (whether in source code or object code), disks, diskettes, CD, CD-ROM, electronic files or other media, charts, manuals, materials or any other medium. Such Confidential Information shall include all such information not generally known by the trade or public, even though such information has been disclosed to one or more third parties pursuant to publishing agreements, development agreements, distribution agreements, joint research agreements, confidentiality agreements, disclosure agreements or other agreements or collaborations entered into by any of the Company. The definition of Confidential Information applies equally to information acquired, learned, or disclosed prior to, simultaneously with, or after the date of this Agreement.

9.2. Executive agrees that Executive shall not, during the term of Executive’s engagement by the Company and thereafter, publish, disclose or otherwise make available to any third party any Confidential Information except as expressly authorized herein or in writing by the Company. Executive may disclose Confidential Information to (i) directors, employees, consultants and representatives of the Company, to (ii) accountants, financial advisors and legal counsel of Executive, who have a bona fide need to know such information and who are bound by an obligation not to use or disclose such information without authorization from the Company and to (iii) other parties that enter into confidentiality or non-disclosure agreements with the Company and to whom such Confidential Information will be disclosed for legitimate business purposes of the Company. Executive agrees that Executive shall use such Confidential Information only in the performance of Executive’s duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. Executive agrees not to use such Confidential Information for Executive’s own benefit or for the benefit of any other person or business entity.

9.3. Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in Executive’s possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to Executive’s employment for the benefit of the Company. Upon the termination of Executive’s employment by the Company, or at any time upon the Company’s request, Executive shall return immediately to the Company any and all materials containing any Confidential Information then in Executive’s possession or under Executive’s control.

9.4. Confidential Information shall not include information which (i) is or becomes generally known within the Company’s industry or otherwise through no fault of Executive; (ii) was known to Executive at the time it was disclosed as evidenced by Executive’s written records in existence at the time of disclosure; (iii) is lawfully and in good faith made available to Executive by a third party who did not derive it from the Company and who imposes no obligation of confidence on Executive; or (iv) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that Executive shall cooperate with the Company at its expense in seeking to obtain all applicable governmental or judicial protection available for like material and provide reasonable advance notice to the Company.

10. Non-Competition. In the event of termination, the Executive shall not, for a period of six (6) months after termination, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, or independent contractor of any company or business organization, (a) engage in any business activity which is directly or indirectly in competition with the business of the Company in the area of the development of drugs for the treatment or diagnosis of cancer based on cancer-targeting technologies (“Competitive Activity”) or (b) solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the Company’s employees, consultants, agents, suppliers, customers, or prospects that were such with respect to the Company at any time during the one year immediately preceding the date of termination or that become such with respect to the Company at any time during the three (3) months immediately following the date of termination; provided, however, that at the election of the Company, the obligations under this Section 10 shall survive for a period of one (1) year from the termination of employment on condition that the Company provide the Termination Benefits set forth in Section 6.1(a) and (c) for the duration of such period. The provisions of this Section 10 shall survive the termination of this Agreement. The Executive represents and warrants that the covenant imposed by this Section 10 would not cause him an undue hardship.

11. No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

12. Specific Performance. The Executive agrees that any breach of Sections 9 or 10 of this Agreement by the Executive could cause irreparable damage and that in the event of such breach the Company shall have, in addition to any and all remedies available at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive’s obligations hereunder.

13. Section 409A of the Code.

13.1. It is intended that this Agreement comply with or be exempt from Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary in this Agreement, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A (it being understood that the Company shall in no event have any obligation to indemnify the Executive in respect of any taxes incurred under Section 409A). To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to the Executive under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Companies.

13.2. If the Executive is a “specified employee” as determined pursuant to Section 409A as of the date of the Executive’s termination of employment and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest, or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is 6 months after the Executive’s “separation from service” within the meaning of Section 409A for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A. Any payment or benefit otherwise payable or to be provided to the Executive upon or in the 6 month period following the Executive’s “separation from service” that is not so paid or provided by reason of this Section 13 shall be accumulated and paid or provided to the Executive in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is 6 months after the Executive’s “separation from service” (or, if earlier, as soon as practicable, and in all events within 15 days, after the date the Executive’s death).

14. Miscellaneous.

14.1. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder shall not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

14.2. Definition of “Person”. For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

14.3. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14.4. Arbitration.

(a) Except for claims of fraud or intentional misrepresentation, which shall be filed in any state or federal court having jurisdiction over the parties, any claim regarding the Executive’s ongoing relationship with the Company that is not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted in Chicago, Illinois before a single arbitrator (the “Arbitrator”) and shall be conducted in accordance with the American Arbitration Association Rules and Procedures unless specifically modified herein.

(b) The parties covenant and agree that the arbitration shall commence within 90 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to six depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. There shall be no interrogatories or requirements for or response to requests for admission but the parties may require production of documents. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the Arbitrator. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages in connection with any such arbitration.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrator shall be liable for costs and expenses, including reasonable attorneys’ fees, incurred by the other party in enforcing the award. In the case of temporary or preliminary injunctive relief any party may proceed in court prior to, during or after arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-disclosure, confidentiality or non-competition covenants; provided, that the right to equitable relief by a court is not intended to derogate from this arbitration procedure.

14.5. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Company may assign its rights under this Agreement without the consent of the Executive in the event either Company shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death prior to the completion by the Company of all payments due his under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if he fails to make such designation).

14.6. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.7. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.8. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main office, attention of the board of directors.

14.9. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

14.10. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon a Party as an original signature of such Party.

14.11. Governing Law. This contract and shall be construed under and be governed in all respects by the laws of the State of Delaware without regard to its conflict of laws principles.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.

CELLECTAR BIOSCIENCES, INC.

/s/ Stephen Hill
By:
Name: Stephen Hill
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ James Caruso
James Caruso

Exhibit A

Release

In consideration of the undertakings by Cellectar Biosciences, Inc. (the “Company”) set forth in the Employment Agreement with the undersigned (the “Employee”) dated June 15, 2015 to which this Release is attached as an exhibit (the “Employment Agreement”) and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee, on behalf of himself, his successors, heirs, administrators, executors, assigns, agents, representatives, and all those in privity with him, releases and forever discharges the Company, all of its present and former officers, directors, employees, servants, agents, representatives, shareholders, successors, assigns, and beneficiaries, (collectively, the “Company Releasees”), of and from any and all claims, charges, complaints, causes of action, demands, obligations, liabilities, damages, attorneys fees, expenses, and costs of any kind which Employee now has or ever had arising out of his employment by the Company (“Released Claims”), including but not limited to any causes of action or claims arising under or based on the National Labor Relations Act, as amended; the Civil Rights Act of 1886, 42 U.S.C. § 1981; Section 2 of the Civil Rights Act of 1871, 42 U.S.C. § 1985(c); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000a et seq., as amended by the Equal Employment Opportunity Act of 1972, 42 U.S.C. § 2000e et seq. and the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Rehabilitation Act of 1973, as amended by the Americans With Disabilities Act and the 1991 Civil Rights Act, 29 U.S.C. §§ 706(8), 791, 793, 794, 794a; the Americans with Disabilities Act of 1990, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”) of 1967, 29 U.S.C. § 621 et seq.; Executive Order No. 11246, 3 C.F.R. 1964, reprinted as amended in 42 U.S.C. § 2000e; sections 111.310 through 111.395 of the Wisconsin Statutes; and any other state, federal or municipal equal employment opportunity law, statute, public policy, order, ordinance, or regulation, and any other federal or state law, statute, order, public policy, or regulation affecting or relating to the claims or rights of employees, and any and all Released Claims sounding in tort or contract or otherwise, which Employee had, now has, or claimed to have, known or unknown, against the Company Releasees; provided, however, the foregoing release shall not relate to any obligations of the Company arising under (i) the Employment Agreement relating to the payment of severance and other post-termination payments, (ii) any equity award granted by the Company to the Employee, (iii) the 401(k) plan or similar retirement benefit plan of the Company and any agreements thereunder, or (iv) any statute, provision of the Company’s certificate of incorporation or by-laws or insurance or other agreement providing indemnification rights to Employee in connection with his services as an officer of the Company.

Employee acknowledges and understands that the consideration Employee is being provided constitutes a full, fair and complete payment for the release and waiver of all possible claims. Employee represents that Employee understands the various claims Employee could have asserted under federal or state law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act, and other similar laws; that Employee has read this Release carefully and understands all of its provisions; that Employee understands that Employee has the right to and is advised to consult an attorney concerning this Release and in particular the waiver of rights Employee might have under these laws; that to the extent, if any, that Employee desired, Employee availed himself of this right; that Employee has been provided at least twenty-one (21) days to consider whether to sign this Release; that to the extent Employee has signed this Release before the expiration of such twenty-one (21) day period Employee has done so knowingly and willingly; that Employee enters into this Release and waives any claims knowingly and willingly; and that this Release shall become effective seven (7) days after it is signed. Employee may revoke this Release within seven (7) days after it is signed and it shall not become effective or enforceable until this seven (7) day revocation period has expired.

____________________________________
James Caruso

Dated: ______________________________

- 2 -